                                                                    EXHIBIT 11.1

                    COMPUTATION OF PER SHARE EARNINGS (LOSS)

                                                    FISCAL YEARS ENDED
                                                ---------------------------     SIX MONTHS ENDED
                                                 JUNE 30,        JUNE 30,         DECEMBER 31,
                                                   1995            1996               1996
                                                -----------     -----------     ----------------
NET LOSS
  1. Net loss...............................    $14,697,649     $26,782,044       $ 34,916,514
  2. Less; preferred stock accretion........      1,070,985       3,871,328          2,003,630
                                                -----------     -----------       ------------
  3. Net loss to common stockholders........     15,768,643      30,653,372         36,920,144
  4. Add; effect on interest expense........        170,095       2,301,864          2,719,685
     Add; convertible preferred dividends
     saved..................................      1,070,985       3,871,328          2,003,630
                                                -----------     -----------       ------------
  5. Net loss to common stockholders, anti-
     dilutive basis.........................    $14,527,554     $24,480,180       $ 32,196,829
                                                ===========     ===========       ============

AVERAGE SHARES OUTSTANDING
  6. Weighted average number of common
     shares outstanding.....................      4,771,689       6,185,459          6,733,759
  7. Net additional shares assuming stock
     options and warrants exercised and
     proceeds used first to purchase
     treasury shares to 20% of shares
     outstanding at year end, the balance to
     reduce long-term debt..................      4,078,907       9,133,070         10,871,922
     Additional shares assuming conversion
     of preferred shares....................      5,264,492      17,377,264         17,377,264
                                                -----------     -----------       ------------
  8. Weighted average number of common and
     common equivalent shares outstanding...     14,115,088      32,695,793         34,982,945
                                                ===========     ===========       ============

PER SHARE AMOUNTS
  9. Net loss per common share as presented
     in statement of operations (3/6).......    $     (3.30)    $     (4.96)      $      (5.48)
                                                ===========     ===========       ============
 10. Net loss per share as antidilutive
     basis (5/8)............................    $     (1.03)    $     (0.75)      $      (0.92)
                                                ===========     ===========       ============